Exhibit (r)(1)

Monachil Credit Income
Fund

CODE OF ETHICS

Adopted Under Rule 17j-1

While affirming its confidence in the integrity and good faith of all of its officers and board members, Monachil Credit Income Fund (the "Fund"), recognizes that the knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions which may be possessed by certain of officers, employees and board members could place such individuals, if they engage in personal transactions in securities which are eligible for investment by the Fund, in a position where their personal interest may conflict with that of the Board.

In view of the foregoing and of the provisions of Rule 17j-1(b)(1) under the Investment Company Act of 1940 (the "1940 Act"), the Board has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures.

I.	Statement of General Principles.

In recognition of the Board and confidence placed in the Board by its shareholders, and to give effect to the Fund’s belief that its operations should be directed to the benefit of its shareholders, the Fund hereby adopts the following general principles to guide the actions of its board members, officers and employees:

(1)	The interests of the Fund’s shareholders are paramount, and all of the Fund’s personnel must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the shareholders before their own.

(2)	All personal transactions in securities by the Fund’s personnel must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such personnel with the interests of the Fund and its shareholders.

(3)	All of the Fund’s personnel must avoid actions or activities that allow (or appear to allow) a person to profit or benefit from his or her position with respect to the Fund, or that otherwise bring into question the person’s independence or judgment.

II.	Definitions.

(1)	"Access Person" shall mean (i) each trustee/board member or officer of the Fund, (ii) each trustee/board member, officer or employee of the Fund or the Fund’s adviser (or of any company in a Control relationship to the Fund or the adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales, (iii) any natural person in a Control relationship to the Fund or the Fund’s adviser who obtains information concerning recommendations made to the Fund with respect to the purchase or sale of a Security by the Fund; and (iv) each director, officer or general partner of any principal underwriter for the Fund, but only where such person, in the ordinary course of business, either makes, participates in, or obtains information regarding the purchase or sale of Securities by the Fund, or whose functions relate to the making of recommendations regarding Securities to the Fund.

(2)	"Automatic Investment Plan" shall mean a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(3)	"Beneficial Ownership" of a security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider himself the beneficial owner of any securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

(4)	"Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder thereof control over the company. Such presumption may be countered by the facts and circumstances of a given situation.

(5)	"Independent board member" means a board member of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(6)	"Initial Public Offering" ("IPO") means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934.

(7)	"Private Placement" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) in the Securities Act of 1933.

(8)	"Special Purpose Investment Personnel" means each Access Person who, in connection with his or her regular functions (including, where appropriate, attendance at Board meetings and other meetings at which the official business of the Fund is discussed or carried on), obtains contemporaneous information regarding the purchase or sale of a Security by the Fund. Special Purpose Investment Personnel shall occupy this status only with respect to those Securities as to which he or she obtains such contemporaneous information.

(9)	"Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

(10)	"Security" shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by registered, open-end mutual funds.

(11)	A Security "held or to be acquired" by the Fund means (A) any Security which, within the most recent fifteen days, (i) is or has been held by the Fund, or (ii) is being or has been considered by the Fund’s investment adviser for purchase by the Fund; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.

(12)	A Security is "being purchased or sold" by the Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Fund until the time when such program has been fully completed or terminated.

III.	Prohibited Purchases and Sales of Securities.

(1)	No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by the Fund:

(A)	Employ any device, scheme or artifice to defraud the Fund;

(B)	Make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(C)	Engage in any act, practice or course of business which would operate as a fraud or deceit upon the Fund; or

(D)	Engage in any manipulative practice with respect to the Fund.

(2)	No Special Purpose Investment Personnel may purchase or sell, directly or indirectly, any Security as to which such person is a Special Purpose Investment Personnel in which he had (or by reason of such transaction acquires) any Beneficial Ownership at any time within 7 calendar days before or after the time that the same (or a related) Security is being purchased or sold by the Fund.

(3)	No Special Purpose Investment Personnel may sell a Security as to which he or she is a Special Purpose Investment Personnel within 60 days of acquiring beneficial ownership of that Security.

IV.	Additional Restrictions and Requirements.

(1)	Each Access Person must obtain approval from the Chief Compliance Officer before acquiring Beneficial Ownership of any securities offered in connection with an IPO or a Private Placement.

(2)	No Access Person shall accept or receive any gift of more than de minimis value from any person or entity that does business with or on behalf of the Fund.

(3)	Each Access Person (other than the Fund’s Independent Board members) who is not required to provide such information under the terms of a code of ethics described in Section VII hereof must provide to the Chief Compliance Officer, no later than ten days after he or she becomes an Access Person, an initial holdings report, and, within forty-five days after the end of each calendar year, an annual holdings report. The initial and annual holding reports shall disclose:

(A)	The title, number of shares and principal of amount of each Security in which such Access Person had any direct or indirect Beneficial Ownership;

(B)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

(C)	The date that the report was submitted by the Access Person.

The information included in the initial holdings report must be current as of a date no more than 45 days prior to the date such person becomes an Access Person. The information included in the annual holdings report must be as of each calendar year-end.

(4)	Access Persons are not required to submit an initial or annual holdings report with respect to transactions effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or Control.

V.	Reporting Obligations.

(1)	Except as discussed below, each Access Person (other than the Fund’s Independent Board members) shall report all transactions in Securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership. Reports shall be filed with the Chief Compliance Officer quarterly. The Chief Compliance Officer shall submit confidential quarterly reports with respect to his or her own personal securities transactions to an officer designated to receive his or her reports ("Alternate Chief Compliance Officer"), who shall act in all respects in the manner prescribed herein for the Chief Compliance Officer.

(2)	Every report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(A)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Security involved;

(B)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	The price of the Security at which the transaction was effected;

(D)	The name of the broker, dealer or bank with or through whom the transaction was effected;

(E)	The date the report was submitted by the Access Person; and

(F)	With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date the report was submitted by the Access Person.

(3)	Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Securities to which the report relates.

(4)	An Access Person need not make a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan. In addition, Access Persons are not required to submit a quarterly transaction report with respect to transactions effected for, and Securities held in, any account over which the Access Person has no direct or indirect influence or Control.

(5)	In the event no reportable transactions occurred during the quarter, the report should be so noted and returned signed and dated.

(6)	An Access Person who would otherwise be required to report his or her transactions under this Code shall not be required to file reports pursuant to this Section V where such person is required to file reports pursuant to a code of ethics described in Section VII, hereof.

(7)	An Independent Board member shall report transactions in Securities only if the Board member knew at the time of the transaction or, in the ordinary course of fulfilling his or her official duties as a board member, should have known, that during the 15 day period immediately preceding or following the date of the board member’s transaction, such Security was purchased or sold, or was being considered for purchase or sale, by the Fund. (The "should have known" standard implies no duty of inquiry, does not presume there should have been any deduction or extrapolation from discussions or memoranda dealing with tactics to be employed meeting the Funds’ investment objectives, or that any knowledge is to be imputed because of prior knowledge of the Fund’s portfolio holdings, market considerations, or the Fund’s investment policies, objectives and restrictions.)

(8)	An Access Person need not submit a quarterly report if the report would duplicate information contained in broker trade confirmations or account statements received by the Chief Compliance Officer, provided that all required information is contained in the broker trade confirmations or account statements and is received by the Chief Compliance Officer no later than 30 days after the end of the calendar quarter.

(9)	Each Independent Board member shall report the name of any publicly-owned company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company’s outstanding shares. Such report shall be made promptly after the date on which the board member’s ownership interest equaled or exceeded 1/2 of 1%.

VI.	Review and Enforcement.

(1)	The Chief Compliance Officer is responsible for identifying each person who is (a) an Access Person of the Fund; and (b) required to report his or her transactions under this Code and shall inform such Access Persons of their reporting obligation under the Code. Such Access Persons shall execute the

Initial Compliance Certification and the Annual Compliance Certification.

(2)	The Chief Compliance Officer shall compare all reported personal securities transactions with completed portfolio transactions of the Fund and a list of securities being considered for purchase or sale by the Fund’s adviser to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Chief Compliance Officer shall give such person an opportunity to supply additional explanatory material.

(3)	If the Chief Compliance Officer determines that a violation of this Code may have occurred, he shall submit his written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the Chairman of the Fund and Fund counsel, who shall make an independent determination as to whether a violation has occurred.

(4)	If the Chairman and Fund counsel find that a violation has occurred, the Chairman shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board.

(5)	No person shall participate in a determination of whether he has committed a violation of the Code or of the imposition of any sanction against himself. If a securities transaction of the Chairman is under consideration, any other board member shall act in all respects in the manner prescribed herein for the Chairman.

VII.	Investment Adviser’s, Administrator’s or Principal Underwriter’s Code of Ethics.

The investment adviser, administrator, and principal underwriter of the Fund shall:

(1)	Submit to the Board a copy of its code of ethics adopted pursuant to or in compliance with Rule 17j-1;

(2)	Promptly report to the Board in writing any material amendments to such code of ethics;

(3)	Promptly furnish to the Board, upon request, copies of any reports made pursuant to such code of ethics by any person who is an Access Person as to the Fund;

(4)	Shall immediately furnish to the Board, without request, all material information regarding any violation of such code of ethics by any person who is an Access Person as to the Fund; and

(5)	At least once a year, provide the Board a written report that describes any issue(s) that arose during the previous year under its code of ethics, including any material code violations and any resulting sanction(s), and a certification that it has adopted measures reasonably necessary to prevent its personnel from violating its code of ethics.

VIII.	Annual Written Report to the Board.

At least once a year, the Chief Compliance Officer for the Fund will provide the Board a written report that includes:

(1)	Issues Arising Under the Code. The Report will describe any issue(s) that arose during the previous year under the Code, including any material Code violations, and any resulting sanction(s).

(2)	Certification. The Report will certify to the Board that the Fund has adopted measures reasonably necessary to prevent its personnel from violating the Code.

IX.	Records.

The Fund shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rule 31a-2 under the 1940 Act and shall be available for examination by representatives of the Securities and Exchange Commission.

(1)	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2)	A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3)	A copy of each report submitted by an Access Person who is required to report under this Code, including any information provided in lieu of any such reports, shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made or the information is provided, the first two years in an easily accessible place;

(4)	A list of all persons who are, or within the past five years have been, required to submit their reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

(5)	A copy of each annual report to the Board will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of Securities in an IPO or a Private Placement, shall be preserved for at least five years after the end of the fiscal year in which the approval is granted.

X.	Miscellaneous.

(1)	Confidentiality. All reports of securities transactions and any other information filed with the Board pursuant to this Code shall be treated as confidential.

(2)	Interpretation of Provisions. The Board may from time to time adopt such interpretations of this Code as it deems appropriate.

(3)	Periodic Review and Reporting. The Chief Compliance Officer shall report to the Board at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.